Exhibit 3.21

ARTICLES OF INCORPORATION
OF
JORMAR CORPORATION

        I, the undersigned, a natural person of the age of eighteen years or more, a citizen of the State of Texas, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation.

        ARTICLE I.    The name of the corporation is Jormar Corporation.

        ARTICLE II.    The period of its duration is perpetual.

        ARTICLE III.    The purposes for which the corporation are formed shall be as follows:

        To transact any and all lawful business permitted by the Texas Business Corporations Act.

        ARTICLE IV.    The aggregate number of shares which the corporation shall have the authority to issue is Ten Thousand (10,000) shares, each of the par value of ten cents (0.10). All shares shall be common stock and all are of the same class.

        ARTICLE V.    The corporation will not commence business until it has received for the issuance of its shares cash consideration in the amount of One Thousand Dollars ($1,000.00).

        ARTICLE VI.    The address of its initial registered office is 1320 Americana Building, Houston, Texas 77002. The name of its initial registered agent at such address is Peter D. Williamson.

        ARTICLE VII.    The initial Board of Directors will be constituted of one (1) person, and the name and address of the person who will serve as Director until the first annual meeting of the stockholders or until their successors are elected and qualified is:

PETER D. WILLIAMSON	1320 Americana Building Houston, Texas 77002

        ARTICLE VIII.    The name and address of the incorporator is:

PETER D. WILLIAMSON	1320 Americana Building Houston, Texas 77002

        ARTICLE IX.    Shareholders of the corporation shall have the pre-emptive right to purchase, subscribe for, or otherwise acquire any shares of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

        ARTICLE X.    Shareholders of this corporation shall not be entitled to cumulative voting.

/s/ Peter D. Williamson Peter D. Williamson

        Sworn to this 6th day of May, 1977, by the above-named incorporator.

/s/ Mary Alice Williams Mary Alice Williams Notary Public in and for Harris County, Texas

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
JORMAR CORPORATION

        Pursuant to the provisions of Art. 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

        FIRST:

        ARTICLE ONE. The name of the corporation is:

        BRENTWOOD BEAUTY LABORATORIES INTERNATIONAL, INC.

        SECOND: The holders of all the shares outstanding and entitled to vote on said amendments have signed a consent in writing adopting said amendment. Adoption of amendment occurred on October 26, 1990. The number of outstanding shares was ten thousand (10,000). All outstanding shares voted FOR the amendment. Number of shares voting FOR the amendment equals 10,000; the number of shares voting AGAINST the amendment equals -0-.

        IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Howard B. Bernick, its Vice President, and Bernice E. Lavin, its Secretary/Treasurer, as of the 26th day of October, 1990.

ATTEST:
By	/s/ Bernice E. Lavin Bernice E. Lavin Secretary/Treasurer	By	/s/ Howard B. Bernick Howard B. Bernick Vice President